Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Keil Decker

   (212) 299-2209

NYMEX FILES REGISTRATION STATEMENT

NEW YORK, NY, February 23, 2007 - NYMEX Holdings, Inc. (NYMEX), (NYSE: NMX), the parent company of the New York Mercantile Exchange, Inc., announced today that it has filed an automatic shelf registration statement on Form S-3 with the Securities and Exchange Commission.

NYMEX is considering a proposed secondary offering of shares of common stock issuable upon conversion of shares of Class A-1, A-2 and A-3 and Class B-1, B-2 and B-3 common stock of NYMEX.  NYMEX's charter currently provides for transfer restrictions on the shares of the Class A-1, A-2 and A-3 and Class B-1, B-2 and B-3 common stock.  The number of shares to be included in the proposed secondary offering would depend on the interest of the NYMEX stockholders participating in the proposed secondary offering, which will be determined on or about March 7, 2007.

There can be no assurance that NYMEX will pursue or consummate the proposed secondary offering at this time or at any time in the future.

Separately, NYMEX's board of directors is currently considering the adoption of a dividend policy.  We expect that the declaration of any dividends, which in any event would not occur until after June 30, 2007, would be based on, among other things, NYMEX's continuing profitability and strategic and operating needs.  As a result, there can be no assurance that future dividends will be paid, or if paid will be comparable with past dividends. From 2002 until NYMEX's initial public offering, NYMEX paid cash dividends at least twice per year.

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A registration statement relating to these securities became automatically effective and was filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.

Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.